UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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AMERICAN DEFENSE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

ARMOR TECHNOLOGIES LLC

DALE S. SCALES

JOHN JODLOWSKI

JOWCO LLC

FRANK A. BEDNARZ

HAROLD WROBEL

MARK WAYNER

EMI WAYNER

JOSEPH VAN HECKE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 15, 2012

Dear ADSI Shareholders,

I have received phone calls from many ADSI Shareholders in regards to a letter that you received from ADSI’s Board. The Board filed this letter on Feb 3, 2012 and it was in response to our own 14A filing on Jan 31, 2012 (which was signed by a Super Majority of ADSI’s Shareholders). My group subsequently filed our response to the Board letter on Feb 6, 2012 which I emailed to all the Shareholders (I have attached it again for your reference).

We strongly believe that the Board made false, inaccurate and potentially libelous statements about Armor Technologies (and what they call “the Scales Group”) in their Feb 3 letter, instead of addressing the facts of the Company. The facts of the Company are simply this: the Company’s market capitalization has deteriorate from $80M in 2008 to $1M as of the end of 2011. I am not sure if you realize this, but the company was very profitable in 2006 and 2007, with a net income of $3.11M and $3.14M respectively. However, since the current Board Members took control in 2008, the Company has had net losses every year, losses of $9,382,359, $16,290,000 and $4,506,000 for the fiscal years 2010, 2009 and 2008 respectively. ADSI continues to have operating losses of $4,015,200 through the 3rd QTR 2011, and has accumulated a deficit of $17,689,228. During this period the Board has also managed to get the Company delisted from the NYSE-AMEX, and has continued to add on more debt to the Company for the benefit of our creditors.

The Shareholders of the Company (not to mention all the employees that have been fired) have lost a tremendous amount of money since 2008. The price of the stock has gone from trading at a high of around $2.00 in April 2008 to an anemic price of $0.016 at the end of 2011. On the other hand, the Board Members of the Company have paid themselves handsomely -- over $1.85M in cash since 2008. To me, this is real money, not (as the Board stated in its Feb 3 letter) “modest.” The Board also stated that they have not “enrich[ed] themselves financially,” but from my perspective this is simply not true.

There has been no accountability by this Board to address these facts. Instead, as the Board stated in their letter, we the Super Majority Shareholders who hold over 66 2/3% of the Company’s stock, “represent a threat to the other stockholders” and so they somehow felt it was in the best interest of the “shareholders” to change the Company’s Bylaws to prevent us, the Super Majority, from exercising our legal right to call a Special Meeting. The Board is blatantly ignoring the will of a Super Majority of the Shareholders in a misguided and befuddled attempt to protect us from ourselves!

In our most recent filing, we asked the Board to list what percentage of Shareholders they represent (are “protecting”), but they have refused this request. The Board has also refused to reverse their change to the Bylaws, even after we, the Super Majority Shareholders, gave the board our written demand that they call a Special Meeting (as stated in Armor’s 14A filing on Jan 31, 2012). The fact is, this Board continues to entrench themselves without any regards to the Rights of a Super Majority of the Company’s Shareholders and have left the Shareholders with no other option except to seek a legal remedy.

All the facts that I have mentioned can be found in the Company’s filings at sec.gov (under their previous symbol EAG). I would be happy to discuss these facts and filings with each and every Shareholder. Please feel free to call me if you have any questions.

Thank you,

Dale Scales

919.389.8321

February 6, 2012

Dear ADSI Shareholders,

Please see attached, Armor Technologies response to ADSI’s Board’s February 3, 2012 14A filing.

If you have any questions, please feel free to call, and pass along to other shareholders as well.

Dale Scales

919.389.8321

Armor Technologies

Dear General Gray, Mr. Trizzino, Mr. Seiter, and Mr. D’Amuro,

I am respectfully responding to you today on behalf of Armor Technologies and all the Shareholders that have supported Armor Technologies in regards to the Schedule 14A you filed on February 3, 2012.

Our major concern in your filing is that you are not representing the shareholders of the Company. You state in your filing that our group of Shareholders is a threat to the other shareholders. Since we represent 67% of the stockholders of the Company and we have listed each one of us in our filing, we respectfully request that you provide and amend your 14A filing with the names of stockholders and the percentage who are supporting the Board.

We the Shareholders are a “Super Majority” as defined in the Company’s Articles and Bylaws and we request that the Board hereby respects our Rights and honor our request that you hold a special meeting. If the Board refuses, we as the Super Majority Shareholders feel that you leave us with no other options but to bring Class Action Derivative lawsuits against the Board and each one of you individually, in order to protect the Company, its employees and all the Shareholders.

As stockholders of the Company we are very concerned about the sustainability of the Company and we believe that a change is necessary. This is something that we have tried to avoid, but as Shareholders of the Company, we have no choice but to continue to protect our Rights and will do so by all legal means possible. We will let the lawyers and the judicial system handle the appropriate actions that will need to be taken.

If any of you would like to personally discuss this situation in further detail please contact me directly or if you prefer, have your attorney contact our counsel, Hank Heyming at 804-697-1454.

Sincerely yours,

Dale Scales

Armor Technologies

919.389.8321